QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

Polymer Group, Inc.
Subsidiaries of Polymer Group, Inc., as of April 9, 2002

Subsidiary	Jurisdiction of Incorporation
PGI Polymer, Inc.	Delaware
PGI Europe, Inc.	Delaware
Chicopee, Inc.	Delaware
Chicopee Holdings B.V.	The Netherlands
PGI Nonwovens BV.	The Netherlands
FiberTech Group, Inc.	Delaware
PGI Neunkirchen GmbH	Germany
Technetics Group, Inc.	Delaware
Fibergol Corporation	Delaware
Bonlam S.A. de C.V.	Mexico
Bonlam Holdings BV	The Netherlands
Bonlam Andina Ltd	Colombia
Fabrene Group, Inc.	Canada
Fabrene Inc.	Canada
Fabrene Corp.	Delaware
Fabrene Group L.L.C.	Delaware
PNA Corp.	North Carolina
FNA Polymer Corp.	North Carolina
FNA Acquisition, Inc.	Delaware
DT Acquisition Inc.	Canada
Loretex Corporation	New York
Dominion Textile (USA) Inc.	Delaware
Dominion Textile Mauritius	Mauritius
Nordlys S.A.S.	France
Nordlys UK Ltd.	United Kingdom
Geca Tapes B.V.	The Netherlands
Albuma S.A.S.	France
POLY-BOND INC.	Delaware
159422 Canada Inc.	Canada
FabPro Oriented Polymers, Inc.	Delaware
Pemtech Builders Inc.	Canada
PGI Nonwovens Mauritius, Ltd.	Mauritius
Vateks Tekstil Sanayi ve Ticaret A.S.	Turkey
Nanhai Nanxin Non-Woven Co. Ltd.	China
PGI Nonwovens A.B.	Sweden
Dominion Nonwovens Sudamerica S.A.	Argentina
PGI Asset Management Company	Delaware
PGI Servicing Company	Delaware
DIFCO Performance Fabrics, Inc.	Canada
St. Lawrence Corporation	Canada
Bonlam (S.C.) Inc.	South Carolina
PolyIonix Separation Technologies, Inc.	Delaware

QuickLinks

  EXHIBIT 21
Polymer Group, Inc. Subsidiaries of Polymer Group, Inc., as of April 9, 2002